Exhibit 10.3

DYNAMIC MATERIALS CORPORATION

PERFORMANCE-BASED PLAN

(Adopted March 11,2013; Effective January 1, 2013)

(Approved by Shareholders May 23, 2013)

1.                                      PURPOSES.

This Plan is intended to enable the Company to attract, retain, motivate and reward qualified senior executive officers by providing them with the opportunity to earn competitive annual bonus compensation directly linked to business unit performance and overall Company performance. Compensation paid under this Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

2.                                      DEFINITIONS.

The following words as used in this Plan have the meanings ascribed to each below:

(a)                                 Performance Goal means a performance goal established in writing by the Committee for a Performance Period.  Each Performance Goal for a Performance Period shall be based upon one or more of the following criteria: revenues or sales; EBITDA; adjusted pre-tax income; net income; operating income; earnings per share of the Company; book value per share; stockholders’ equity; adjusted pre-tax return on stockholders’ equity; expense management; total shareholder return;  return on investment before or after the cost of capital; improvements in capital structure; profitability of the Company or an identifiable business segment, unit or product; maintenance or improvement of profit margins; stock price; market share; costs; cash flow; working capital; changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; return on assets; debt ratings; debt or net debt to EBITDA ratio; debt or net debt to total capital ratios; debt or net debt to equity ratios; gross margins; closings/deliveries; net orders/growth; SG&A and expense management; procurement of land/well located lots; operating margins; mortgage capture rates; acquisitions/entrance into new markets; inventory turnover; liquidity; interest coverage; cost targets, reductions and savings; productivity and efficiencies; strategic business criteria; human resources management; supervision of litigation; economic value added; customer satisfaction; credit rating; debt to equity; cash to debt; inventory; land and other asset acquisitions; debt management; new debt issues; debt retirement.  The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.

(b)                                 Award means an annual incentive award, payable in cash or property, payable in accordance with Section 5 of this Plan.

(c)                                  Board means the Board of Directors of the Company.

(d)                                 Committee means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations and other guidance promulgated under Section 162(m).

(e)                                  Company means Dynamic Materials Corporation.

(f)                                   Disability means a disability determined by the Committee based on the Company’s Long Term Disability Plan.

(g)                                  Effective Date means January 1, 2013.  This Plan has been adopted by the Board within 90 days of the beginning of the 2013 calendar year.

(h)                                 Participant means such officers of the Company selected by the Committee for participation in this Plan for a Performance Period in accordance with Section 3 of this Plan, provided that in all events the Chief Executive Officer and Chief Financial Officer of the Company shall be Participants.

(i)                                     Performance Period means a designated calendar year or such shorter period within one calendar year as the Committee may designate.

(j)                                    Plan means the Dynamic Materials Corporation Performance-Based Plan, as set forth herein and as may be amended from time to time.

(k)                                 Section 162(m) means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder.

3.                                      ESTABLISHMENT AND TERMS OF PERFORMANCE PERIODS.

(a)                                 The Committee shall establish one or more Performance Periods under the Plan. Each Performance Goal must be established in writing no later than 90 days after the commencement of the relevant Performance Period or such shorter time period required for the pre-establishment of performance goals under Section 162(m).

(b)                                 For each Performance Period, the Committee shall (i) designate the Participants for such Performance Period, (ii) establish one or more objective Performance Goals for each Participant or class of Participants, and (iii) adopt objective formulas or standards for computing the amounts of Awards payable under the Plan based on actual results compared to the Performance Goals.  The Performance Goals and target Award may be different, or may be weighted differently, for different Participants or classes of Participants.

4.                                      ADMINISTRATION.

The Committee will administer and interpret this Plan. In accordance with Section 5 of this Plan, the Committee will certify whether such performance goals have been met, and determine the amount of the Award to be paid.  The Committee’s determinations under this Plan will be final and conclusive.  The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

5.                                      AMOUNT, CERTIFICATION, AND PAYMENT OF BONUSES

(a)                                 Following the conclusion of any Performance Period, prior to the payment of any Awards in the form of cash bonuses under this Plan with respect to that Performance Period, the Committee shall certify in writing the levels of attainment of the Performance Goals for that Performance Period and the calculation of the Award amount payable to each Participant.

(b)                                 The payable portion of Awards shall be paid as soon as practicable following certification by the Committee, but in no event later than the 15th day of the third month following the end of the applicable Performance Period.

(c)                                  Except to the extent that a written contract between the Company and a Participant may provide otherwise, a Participant whose employment terminates for any reason prior to the end of a Performance Period shall have no right to any portion of an Award for that Performance Period.  A Participant shall not cease to be entitled to payment under this Plan with respect to a Performance Period if his or her employment with the Company terminates following the end of such Performance Period but prior to payout of his or her Award for such Performance Period.

(d)                                 Notwithstanding the degree to which the applicable Performance Goals are satisfied, the Committee shall have the discretion to reduce the amount of any Participant’s Award payout below the standard or formula amount to reflect individual performance and/or unanticipated factors.

(e)                                  No Award shall be paid under this Plan until the Plan has received stockholder approval as required by Section 162(m).

(f)                                   In no event will the Award payable to a Participant with respect to a Performance Period exceed 180% of that Participant’s base salary for such Performance Period.

6.                                      CERTAIN ACCELERATING PAYMENT EVENTS.

Normally, an Award is only payable upon the attainment of Performance Goals.  However, in the event of death or Disability, the affected Participant will entitled to any payout of his or her outstanding Award under this Plan without regard to the actual attainment of  Performance Goals.  Such payout shall occur as soon as administratively practicable following the end of the Performance Period during which such death or Disability occurred, but in no event later than the 15th day of the third month following the end of such Performance Period.

7.                                      GENERAL PROVISIONS.

(a)                                 Shareholder Approval Required.  This Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2013 Annual Meeting of

Shareholders. If this Plan is not approved by the shareholders at that meeting, no bonus amounts shall be paid with respect to the Awards made under this Plan.

(b)                                 Termination; Amendment.  Unless earlier terminated, this Plan shall terminate on December 31, 2017, provided that the Company may continue to make payments hereunder following December 31, 2017 for Performance Periods that end on or prior to December 31, 2017.  The Board may at any time amend or terminate this Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m).  No termination of this Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)                                  No Employment or Bonus Rights.  Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(d)                                 Nonalienation of Benefits.  Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.

(e)                                  Withholding.  Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

(f)                                   Plan Unfunded.  The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under this Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(g)                                  Severability.  If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

(h)                                 Governing Law.  This Plan will be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(i)                                     Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of this Plan.

(j)                                    Additional Compensation Arrangements.  Nothing contained in the Plan shall prohibit the Company from adopting any other bonus or incentive plan or from granting other performance awards or other forms of cash or non-cash remuneration to employees (including Participants) under such conditions, and in such form and manner, as the Company sees fit.